EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, dated February 17, 2026 (including amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share, of GigCapital8 Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other.

LYNROCK LAKE LP By: Lynrock Lake Partners LLC, its general partner

By:	/s/ Cynthia Paul
Name:	Cynthia Paul
Title:	Sole Member

LYNROCK LAKE PARTNERS LLC

By:	/s/ Cynthia Paul
Name:	Cynthia Paul
Title:	Sole Member

/s/ Cynthia Paul
CYNTHIA PAUL